Execution Version

CONTRIBUTION AGREEMENT

by and among

PDC MOUNTAINEER, LLC,

as the Company,

PETROLEUM DEVELOPMENT CORPORATION

as the Contributor, and

LR-MOUNTAINEER HOLDINGS, L.P.

as the Investor

October 29, 2009

TABLE OF CONTENTS

ARTICLE I CONTRIBUTION
SECTION 1.1                         Contribution of Properties
SECTION 1.2                         Assumption of Liabilities
SECTION 1.3                         Retained Assets
SECTION 1.4                         No Assumption of Retained Liabilities
SECTION 1.5                         Restricted Contracts

ARTICLE II CLOSING

SECTION 2.1                         Closing
SECTION 2.2                         Closing Deliveries
SECTION 2.3                         Consents

ARTICLE III TITLE MATTERS

SECTION 3.1                         Contributor’s Title
SECTION 3.2                         Definition of Defensible Title
SECTION 3.3                         Definition of Permitted Encumbrances
SECTION 3.4                         Title and Environmental Defect Procedure
SECTION 3.5                         Consents to Assignment and Preferential Rights to Purchase

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

SECTION 4.1                         Authority
SECTION 4.2                         Validity and Binding Effect
SECTION 4.3                         Noncontravention
SECTION 4.4                         Proper Use and Maintenance of Tangible Personal Property
SECTION 4.5                         Litigation
SECTION 4.6                         Taxes
SECTION 4.7                         Environmental Matters
SECTION 4.8                         Material Contracts
SECTION 4.9                         Consents; Preferential Rights
SECTION 4.10                       Solvency
SECTION 4.11                       Books and Records
SECTION 4.12                       Subsidiary
SECTION 4.13                       Oil and Gas Properties of Subsidiary
SECTION 4.14                       Lease Provisions
SECTION 4.15                       Compliance with Law
SECTION 4.16                       AFE’s
SECTION 4.17                       Broker’s Fee
SECTION 4.18                       Imbalances
SECTION 4.19                       Payout Balances
SECTION 4.20                       Plugging and Abandonment
SECTION 4.21                       No Expenses Owed and Delinquent
SECTION 4.22                       Bonds
SECTION 4.23                       Title to Assets
SECTION 4.24                       Real Property
SECTION 4.25                       Contributor’s Disclaimer of Representation and Warranties

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.1                         Organization
SECTION 5.2                         Authority
SECTION 5.3                         Validity and Binding Effect
SECTION 5.4                         Noncontravention
SECTION 5.5                         Litigation

ARTICLE VI INDEMNIFICATION

SECTION 6.1                         Indemnification of the Company
SECTION 6.2                         Indemnification of the Contributor
SECTION 6.3                         Indemnification Procedures for Claims
SECTION 6.4                         Limitations on Representations and Warranties and Indemnities
SECTION 6.5                         Tax Treatment of Indemnity Claims
SECTION 6.6                         Payment of Indemnity Obligations

ARTICLE VII POST CLOSING OBLIGATIONS

SECTION 7.1                         Filing and Recording
SECTION 7.2                         Further Assurances
SECTION 7.3                         Post-Closing Third-Party Consents and Preferential Purchase Rights
SECTION 7.4                         Assignment of PDC Operator Contracts and Operatorship
SECTION 7.5                         Post-Closing Adjustment
SECTION 7.6                         Post-Closing Settlement Statement
SECTION 7.7                         Post-Closing Environmental Assessment
SECTION 7.8                         Post Closing Diligence

ARTICLE VIII MISCELLANEOUS

SECTION 8.1                         Parties in Interest; Assignment
SECTION 8.2                         No Third Party Beneficiaries
SECTION 8.3                         Notices
SECTION 8.4                         Tax Matters
SECTION 8.5                         Amendment; Waivers
SECTION 8.6                         Severability
SECTION 8.7                         Headings
SECTION 8.8                         Rules of Construction
SECTION 8.9                         Entire Agreement
SECTION 8.10                       Choice of Law and Consent to Jurisdiction
SECTION 8.11                       Availability of Equitable Relief
SECTION 8.12                       Rules of Drafting
SECTION 8.13                       Counterparts
SECTION 8.14                       Investor Rights to Enforce Terms
SECTION 8.15                       Schedules

EXHIBITS AND SCHEDULES

Annex A                                           Definitions

Exhibit A:	Contributed Assets

A-1	Leases

A-2	Wells

A-3	Contracts

A-4	Easements

A-5	Seismic Licenses

A-6	Office Buildings

Schedule 1.1                                           Area

Schedule 1.3                                          Retained Assets

Schedule 1.5                                          Restricted Contracts

Schedule 3.4                                          Allocations

Schedule 4.5                                          Litigation

Schedule 4.6                                          Taxes

Schedule 4.7                                          Environmental Reports

Schedule 4.8(b)                                     Contract Issues

Schedule 4.9(a)                                     Preferential Rights

Schedule 4.9(b)                                     Consents

Schedule 4.12(g)                                   Subsidiary Taxes

Schedule 4.14                                        Suspense Funds

Schedule 4.16                                        Outstanding AFE’s

Schedule 4.20                                        P&A Obligations

Schedule 4.22                                        Bonds

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of October 29, 2009, by and among PDC Mountaineer, LLC, a Delaware limited liability company (the “Company”), Petroleum Development Corporation, a Nevada Corporation (the “Contributor”), and LR-Mountaineer Holdings, L.P., a Delaware limited partnership (“Investor”).  The Company and Contributor may be separately referred to herein as a “Party” and collectively as the “Parties.”  For the avoidance of doubt, Investor is a party to this Agreement solely for the purpose of enforcing the rights of the Company against Contributor and the rights specifically granted to Investor hereunder, and Investor shall have no liabilities or obligations to Contributor or the Company by virtue of being a party hereto.

W I T N E S S E T H:

WHEREAS, the Contributor desires to contribute to the Company the Oil and Gas Properties (as hereinafter defined) and other properties, assets, rights and interests described herein; and

WHEREAS, the Company is willing to acquire and accept such Oil and Gas Properties and other properties, assets, rights and interests described herein; and

WHEREAS, in consideration of the contribution by the Contributor of the Oil and Gas Properties and other properties, assets, rights and interests described herein, the Contributor will acquire certain limited liability company interests in the Company and be admitted as a member of the Company, in accordance with the terms and subject to the conditions set forth in the Limited Liability Company Agreement of the Company (the “LLC Agreement”), dated as of the date hereof, by and between Contributor and Investor; and

WHEREAS, capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the LLC Agreement;

NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein, the mutual benefits to be gained from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

CONTRIBUTION

SECTION 1.1 Contribution of Properties

.  At the Closing, but with economic effect as of October 1, 2009 (the “Effective Date”) (which economic effect shall be reflected through the adjustment provisions in Section 7.5), the Contributor shall contribute, transfer and deliver to the Company, and the Company shall accept from the Contributor, all of the Contributor’s right, title and interest in and to the following properties, assets, rights and entitlements, subject, however, to the Permitted Encumbrances (the “Contributed Assets”):

(a) The oil and gas leases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons in place that are described on Exhibit A-1 (collectively, the “Leases”), and any and all oil, gas, water, CO2 or injection wells thereon, including the interests in the wells shown on Exhibit A-2 (collectively, the “Wells”);

(b) All pooled, communitized or unitized acreage which includes all or a part of any Lease or includes any Well (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(c) The gas gathering systems and facilities, including compressor sites, pipeline and pipeline rights of way associated with the Leases and Wells (the “Gathering Systems”), and together with the Leases, Wells and Units, the “Oil and Gas Properties”);

(d) All presently existing contracts, agreements and instruments to the extent applicable to the Oil and Gas Properties or the production of Hydrocarbons from the Oil and Gas Properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements (as amended and supplemented, the “Contracts”), including but not limited to those Contracts described on Exhibit A-3; provided, however, that “Contracts” shall not include (x) any derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities (“Hedges”), (y) any contracts, agreements and instruments to the extent transfer is restricted or subjected to payment of a fee or other consideration by an agreement with a person other than an affiliate of Contributor, or by applicable law, provided, such contracts, agreements and instruments are listed on Schedule 4.9(b) (the “Transition Contracts”), and (z) the Leases, Easements and other instruments constituting Contributor’s chain of title to the Leases and Easements; provided further, that any contracts, agreements, instruments, surface fee interests, easements, permits, licenses, securities, rights-of-way, surface lease and seismic license agreements that are held in the name of Contributor or any Affiliate in its capacity as operator under any joint operating agreement, and that are subject to the Transition, Administrative and Marketing Agreement, dated as of the date hereof, by and among Contributor, Riley Natural Gas Company, PDC Eastern Operations Company, LLC, the Company, PDC Mountaineer Operations, LLC and Investor (the “Services Agreement”) shall be assigned to the Company in accordance with Section 7.4 (the contracts in (z), collectively, the “PDC Operator Contracts”).

(e) All equipment, machinery, tools, fixtures and other tangible personal property and improvements located on the Oil and Gas Properties or used or held for use in connection with the operation of the Oil and Gas Properties or the production of Hydrocarbons from the Oil and Gas Properties, (the “Equipment”);

(f) All Hydrocarbons produced from or attributable to the Leases, Units or Wells at and after the Effective Date;

(g) All surface fee interests, easements, permits, licenses, servitudes, rights-of-way and surface leases described on Exhibit A-4 (the “Easements”), and other surface rights appurtenant to, and used or held for use solely in connection with, the Oil and Gas Properties, but excluding any permits and other appurtenances to the extent transfer is restricted or subjected to payment of a fee or other consideration by an agreement with a Person other than an Affiliate of Contributor, or by applicable Law, and for which no consent to transfer has been received or for which the Company has not agreed in writing to pay the fee or other consideration, as applicable, and as described on Schedule 4.9(b) (the “Transition Rights”);

(h) The licenses for use of all geological or geophysical information, data and analysis, including information arising from seismic licenses, as described on Exhibit A-5;

(i) The office leases, buildings, and any surface fee interests underlying the same, as described on Exhibit A-6, and the furniture, fixtures and equipment located therein.

(j) All of the limited liability company interests in PA PDC LLC (the “Membership Interest”), a Delaware limited liability company (“Subsidiary”); and

(k) The information and records of Contributor to the extent relating in any respect to the Oil and Gas Properties and the Membership Interest.

Notwithstanding anything to the contrary herein, Contributor hereby covenants to convey all of its right, title, and interest in and to all oil and gas properties, CO2 properties, and related assets located in the areas described and shown on Schedule 1.1 (the “Area”), except for the Retained Assets.  Pursuant to Section 7.2, Contributor agrees to cooperate with Company and Investor to take all actions necessary to accomplish such covenant.

SECTION 1.2 Assumption of Liabilities

.  Without limiting the Company’s rights to indemnity under Section 6.1, from and after the Closing the Company assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Contributor, known or unknown, with respect to the Contributed Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Date, including but not limited to obligations to (a) furnish makeup gas and/or settle imbalances according to the terms of applicable gas sales, processing, gathering or transportation contracts, and to satisfy all other obligations relating to future delivery/payment obligations and/or imbalances, (b) pay working interests, royalties, overriding royalties and other interests held in suspense, (c) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Leases or otherwise pursuant to the Contributed Assets, (d) replug any well, wellbore, or previously plugged well on the Leases to the extent required or necessary, (e) dismantle or decommission and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Oil and Gas Properties or otherwise pursuant to the Contributed Assets, (f) clean up, restore and/or remediate the premises covered by or related to the Contributed Assets in accordance with applicable agreements and Laws, (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by Laws and (h) the liabilities set forth on Schedule 4.5 (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Liabilities”); provided, however, that the Company does not assume any obligations or liabilities of Contributor (collectively, “Retained Liabilities”) to the extent that they are:

(i) attributable to or arise out of the ownership, use or operation of the Retained Assets by Contributor or an Affiliate of Contributor;

(ii) the continuing responsibility of the Contributor under Sections 7.1 and 7.3 or obligations and liabilities for which Contributor (subject to the limitations of Section 6.4) is required to indemnify the Company under Section 6.1;

(iii) third party claims for payment of any rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable by Contributor to mineral and royalty holders and other interest owners on or prior to the Effective Date under or with respect to the Contributed Assets and the Hydrocarbons produced therefrom or attributable thereto, except to the extent of any loss of title, Title Defect or other title defect arising from the Company’s failure to properly or timely make payments that are (A) held in suspense as of the Closing, (B) included in the Contributed Assets and (C) disclosed on Schedule 4.14; or

(iv) liabilities or obligations, known or unknown, with respect to the Contributed Assets arising prior to the Effective Date (except for Title Defects or Environmental Defects); provided, however, Contributor’s responsibility and retention of liability with respect to liabilities and obligations under this clause (iv) that have not been paid or subject to a Claim as of the second anniversary of the Closing Date, and the classification thereof as Retained Liabilities, shall terminate on the second anniversary of the Closing Date.

SECTION 1.3 Retained Assets

.  Notwithstanding the foregoing provisions of Section 1.1, the following assets shall not constitute Contributed Assets and shall not be sold, assigned or conveyed to the Company pursuant to Article I (the “Retained Assets”):

(a) all corporate, financial, tax and legal records of Contributor to the extent not related to the Oil and Gas Properties or the Membership Interest;

(b) any interests in wells owned pursuant to existing drilling partnerships among the Contributor and third parties, which are specifically described on Schedule 1.3;

(c) any Hedges; and

(d) the PDC Operator Contracts, but only until such time as the PDC Operator Contracts are assigned to the Company pursuant to Section 7.4.

SECTION 1.4 No Assumption of Retained Liabilities

.  All of the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Contributor when and as they become due and payable.

SECTION 1.5 Restricted Contracts

.  In the event that the transfer of a Contract to the Company requires that Contributor pay a fee or other form of consideration (for purposes of this Section 1.5, “Consideration”) to a Person other than an Affiliate or subsidiary of Contributor, or is otherwise restricted by applicable law (each of which Contracts is described on Schedule 1.5), then the Contributor will not be required to transfer such Contract to the Company, but, in lieu thereof, shall hold the Contract in trust for the sole and exclusive benefit of the Company.  For transfers requiring the payment of Consideration, at Investor’s election, the Company (at the Company’s sole expense), shall pay such Consideration on behalf of the Contributor; in which event, the Contributor shall thereafter take all commercially reasonable actions to cause the transfer of the Contract to the Company.

ARTICLE II

CLOSING

SECTION 2.1 Closing

.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker Botts L.L.P., located at 910 Louisiana Street, Houston, Texas, concurrently with the initial capital contribution of the Investor pursuant to the terms of the LLC Agreement.  As used herein, the term “Closing Date” means the date upon which the Closing takes place.

SECTION 2.2 Closing Deliveries

.  At the Closing, the Contributor shall deliver to the Company duly executed bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such other documents, certificates, filings or other agreements necessary to transfer title to (or other rights specified in Article I with respect to) the Contributed Assets to the Company as well as such other documents as may be called for under this Agreement or as the Company shall reasonably request, including, but not limited to, the copies of any consents, approvals or authorizations obtained by the Contributor in connection with the performance of its obligations under Article I and a properly executed affidavit, in the form prescribed by Treasury Regulations under Section 1445 of the Code, stating that Contributor is not a “foreign person” within the meaning of Section 1445 of the Code.

SECTION 2.3 Consents

.  The parties agree that Contributor is not required to obtain third party consents to assignment or preferential purchase right waivers specifically described on Schedules 4.9(a) and 4.9(b) prior to the Closing, provided, however, the Contributor shall seek to obtain such consents and waiver in accordance with the terms of Section 3.5 hereto.

ARTICLE III

TITLE MATTERS

SECTION 3.1 Contributor’s Title

.  Contributor represents and warrants to the Company and to the Investor that Contributor’s title to (i) the Units and Wells (other than Marcellus Acreage Leases) shown on Exhibit A-2, and (ii) the ownership interest in the Marcellus Acreage Leases shown on Exhibit A-1, is in each case, Defensible Title as defined in Section 3.2. This representation and warranty in this Section 3.1 and the provisions of this Article 3 provide the Company’s exclusive remedy with respect to any Title Defects.

SECTION 3.2 Definition of Defensible Title

.  As used in this Agreement, the term “Defensible Title” means that title of the Contributor which, subject to Permitted Encumbrances:

(a) As to Oil and Gas Properties (other than Marcellus Acreage), entitles Contributor to receive throughout the duration of the productive life of such Unit or Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the “net revenue interest” share shown in Exhibit A-2 of all Hydrocarbons produced, saved and marketed from such Unit or Well, except as stated in Exhibit A-2;

(b) As to Oil and Gas Properties (other than Marcellus Acreage), obligates Contributor to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Unit or Well not greater than the “working interest” shown in Exhibit A-2 without increase throughout the productive life of such Unit or Well, except as stated in Exhibit A-2;

(c) As to Marcellus Acreage Leases, entitles Contributor to the Net Mineral Acres for each Marcellus Acreage Lease set forth on Exhibit A-1; and

(d) Is free and clear of all Encumbrances other than Permitted Encumbrances.

SECTION 3.3 Definition of Permitted Encumbrances

.  As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a) liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities of title and restrictions of right or interest of any nature affecting any Oil and Gas Property that will be discharged at Closing;

(b) lessors’ royalties, overriding royalties, and similar burdens that do not operate to reduce the net revenue interest of Contributor below that net revenue interest set forth on Exhibit A-2, increase the working interest of Contributor above that working interest set forth on Exhibit A-2 (without a proportionate increase in the corresponding net revenue interest), or reduce the Net Mineral Acres set forth on Exhibit A-1;

(c) contingent future obligations under any joint operating agreement, farm-out agreement, or any similar agreement identified on Exhibit A-3, whereby an operator or other party with an interest in such agreement may earn, or otherwise become entitled to, an interest in any Lease or Well that do not operate to reduce the net revenue interest of Contributor below that net revenue interest set forth on Exhibit A-2, increase the working interest of Contributor above that working interest set forth on Exhibit A-2 (without a proportionate increase in the corresponding net revenue interest), or reduce the Net Mineral Acres set forth on Exhibit A-1 or Exhibit A-8;

(d) division orders, provided that the same do not operate to reduce the net revenue interest of Contributor below that net revenue interest set forth on Exhibit A-2 or increase the working interest of Contributor above that working interest set forth on Exhibit A-2 (without a proportionate increase in the corresponding net revenue interest) or reduce the Net Mineral Acres set forth on Exhibit A-1 and are not such as to interfere materially with the operation, value or use of any of the Oil and Gas Properties;

(e) normal and customary sales contracts relating to hydrocarbons for oil and gas operations in the Appalachian region;

(f) all rights to consent by, required notices to, and filings with or other actions by Governmental Authorities, if any, in connection with the change of ownership or control of an interest in any Oil and Gas Property;

(g) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising pursuant to operations or in the ordinary course of business incidental to construction, maintenance, or operation of the Leases if they are not now due and payable;

(h) easements, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, or the like and easements on, over, or in respect of the Leases that are not such as to interfere materially with the operation, value or use of the Leases;

(i) all other inchoate liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities, affecting any of the Oil and Gas Properties that individually or in the aggregate are customary in the industry and are not such as to interfere materially with the operation, value or use of any of the Oil and Gas Properties, that do not operate to reduce the net revenue interest of Contributor below that net revenue interest set forth on Exhibit A-2, increase the working interest of Contributor above that working interest set forth on Exhibit A-2 (without a proportionate increase in the corresponding net revenue interest), or reduce the Net Mineral Acres set forth on Exhibit A-1;

(j) A reduction in Contributor’s working interest and/or net revenue interest and/or Net Mineral Acres below those shown on Exhibit A-1 and A-2, respectively, or any consent by any non-participating royalty interest or non-executive mineral interest, authorizing the lessee or executive rights holder to pool a leasehold interest, royalty interest, or mineral interest constituting part of any Oil and Gas Property, or to pool another leasehold interest, royalty interest or mineral interest with any Oil and Gas Property;

(k) limitations imposed on the Oil and Gas Properties by reason of the correlative rights of the owners or operators of coal mineral rights in a common property;

(l) all applicable Laws, Permits, rules and orders of any Governmental Authority;

(m) inchoate liens for Taxes not due and payable before the Closing Date;

(n) rights of first refusal, preferential rights to purchase and similar rights with respect to the Contributed Assets which, are subject to the provisions of Section 3.5;

(o) third party consent requirements and similar restrictions with respect to the Contributed Assets which, are subject to the provisions of Section 3.5;

(p) the litigation matters described on Schedule 4.5; and

(q) matters that would otherwise be considered Title Defects but that do not meet the Individual Claim Threshold set forth in Section 6.4.

SECTION 3.4 Title and Environmental Defect Procedure.

(a) Title and Environmental Defect Notice.  If Company discovers any Title Defect or Environmental Defect affecting any of the Oil and Gas Properties, Company may notify Contributor of such alleged Title Defect or Environmental Defect from time to time prior to the Defect Claim Date, provided that such allegation is made in good faith.  To be effective, such notice (“Title Defect Notice” or “Environmental Defect Notice”, respectively) must:

(i) be in writing;

(ii) be received by Contributor prior to the Defect Claim Date;

(iii) describe the Title Defect or Environmental Defect in reasonable detail including the basis therefore (including any alleged variance in the net revenue interest or working interest of any Oil and Gas Property resulting from a Title Defect) and any supporting documents;

(iv) identify the specific Oil and Gas Property to which such Title Defect or Environmental Defect relates; and

(v) include the value of such Title Defect or, provided sufficient data is available, include a preliminary, good-faith estimate of the value of such Environmental Defect that is consistent with Section 3.4(c) and Section 7.7(e).

Any matters that may otherwise constitute a Title Defect or Environmental Defect, but of which Contributor has not been specifically notified by Company by the Defect Claim Date in accordance with the foregoing, will be deemed to have been waived by Company for all purposes; provided, that to the extent the Company has a claim for a Title Defect or Environmental Defect of which the Contributor had knowledge, Company may provide notice of such claim up to six months beyond the Defect Claim Date, provided, further, that the Company will be deemed to have waived Claims for Title Defects and Environmental Defects with respect to which the Contributor had knowledge if the Company has not provided notice by the end of such additional six month period.  For purposes of this Section 4.6(a), “knowledge” means the actual knowledge of any Contributor Knowledge Personnel.

(b) Cure.  Upon the receipt of an effective Title Defect Notice or Environmental Defect Notice from Company, Contributor will have the option, but not the obligation, to attempt to cure such Title Defect or Environmental Defect prior to the date that is ninety (90) days after the Defect Claim Date or, such additional time as reasonably necessary to cure such defect provided Contributor uses diligent efforts to pursue such cure (“Cure Date”); except, however, in the event that any applicable Environmental Law requires cure or Remediation of an Environmental Defect` in a shorter time period.  Contributor’s election to attempt to cure a Title Defect shall not constitute a waiver of Contributor’s right to dispute the existence, nature, or value of, or cost to cure, the Title Defect. A property affected by any Title Defect or Environmental Defect will be referred to as a “Title Defect Property” or “Environmental Defect Property,” respectively.

(c) Title Defect Amount; Environmental Defect Amount.  “Title Defect Amount” means, with respect to a Title Defect Property, the amount determined pursuant to Section 3.4(c)(i) below.  “Environmental Defect Amount” means, with respect to an Environmental Defect Property, the amount determined pursuant to Section 3.4(c)(iii) below.  Title Defect Amounts and Environmental Defect Amounts will be determined as follows:

(i) The Title Defect Amount with respect to a Title Defect Property will be determined by taking into consideration the Allocated Value of the Title Defect Property affected by such Title Defect (or if the Title Defect Property does not have a specific Allocated Value, then the Allocated Value thereof will be derived from the Allocated Value of the Lease associated therewith), the portion of the Title Defect Property subject to such Title Defect, and the legal effect of such Title Defect on the Title Defect Property affected thereby; provided, however, that:

(A) if such Title Defect is in the nature of the net revenue interest in a Unit or Well being less than the net revenue interest set forth on Exhibit A-2 with respect thereto and the corresponding working interest remains the same, then the Title Defect Amount will be the Allocated Value for the relevant Unit or Well multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

(B) if such Title Defect is in the nature of the working interest in a Unit or Well being greater than the working interest set forth on Exhibit A-2 with respect thereto and the corresponding net revenue interest remains the same, then the Title Defect Amount will be the Allocated Value for the relevant Unit or Well multiplied by the percentage increase in such working interest as a result of such Title Defect;

(C) if such Title Defect is the result of a discovery by Company that Contributor owns fewer Net Mineral Acres of a Marcellus Acreage Lease than the Net Mineral Acres reflected therefor in Exhibit A-1, then the Title Defect Amount shall be equal to the product of the Allocated Value for such Marcellus Acreage Lease, and the percentage reduction in such Net Mineral Acres as a result of such Title Defect;

(D) if such Title Defect is in the nature of an Encumbrance, then the Title Defect Amount will be the amount required to fully discharge such Encumbrance; and

(E) if the Title Defect results from any matter not described in subsection (A) through (D) above, the Title Defect Amount will be an amount equal to the difference between the value of the Title Defect Property with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the Allocated Value of the Title Defect Property).

A Title Defect Amount may not exceed the Allocated Value of the Title Defect Property.

(ii) In the event that (A) a net revenue interest in a Unit or Well is greater than the net revenue interest set forth on Exhibit A-2 with respect thereto and the corresponding working interest remains the same, or (B) the Net Mineral Acres in a Marcellus Acreage Lease is greater than the Net Mineral Acres set forth on Exhibit A-1 with respect thereto, or (C) on the Closing Date the Net Mineral Acres conveyed to the Company is greater than 55,030 Net Mineral Acres, Contributor will be entitled to a “Title Defect Credit” to the extent provided in Section 3.4(d).  Such Title Defect Credit will be an amount equal to the Allocated Value for the Unit, Well or Lease, as applicable, multiplied by the percentage increase in the net revenue interest or Net Mineral Acres, applicable thereto.

(iii) The Environmental Defect Amount with respect to an Environmental Defect Property shall equal the cost to Remediate the Environmental Defect giving due regard to the standards set forth in Section 7.7(e).

(d) Indemnity Claims for Title Defects and Environmental Defects.  If (i) Contributor has not provided notice under Section 3.4(b) of its election to attempt to cure a Title Defect or Environmental Defect, (ii) Contributor has elected not to attempt to cure a Title Defect or Environmental Defect, or (iii) Contributor has failed to cure a Title Defect or Environmental Defect prior to the Cure Date, , then Company shall be entitled to a Claim for indemnification, pursuant to Article VI, equal to the Title Defect Amount or Environmental Defect Amount, as applicable, for the affected Unit, Well or Lease caused by such Title Defect or Environmental Defect; provided, however, that any such Claims for indemnification for Title Defects and Environmental Defects shall be offset by any Title Defect Credits; provided, further, that no offset by Title Defect Credits shall reduce the indemnity available under this Section 3.4(d) below zero.  This Section 3.4(d) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of the Company with respect to Contributor’s breach of its warranty and representation in Section 3.1 and Section 4.7.  In this regard and notwithstanding anything to the contrary in this Agreement, if a Title Defect or Environmental Defect results from any matter which could also result in a breach of any representation or warranty of Contributor in Article IV, then Company shall only be entitled to assert such matter prior to the Defect Claim Date for Title Defects and Environmental Defects and shall be precluded from asserting such matter as a basis of the breach of any such representation or warranty.

(e) Arbitration.  Contributor, on the one hand, and Investor, on Company’s behalf, on the other hand, shall attempt to agree on all Title Defect Amounts and Environmental Defect Amounts (except with respect to Title Defects or Environmental Defects for which Contributor provides notice of their election to continue attempting to cure after the Defect Claim Date under Section 3.4(c)) and Title Defect Credits within thirty (30) days following the Defect Claim Date.  If Contributor and Investor are unable to agree on an alleged Title Defect Amount, Title Defect Credit, Environmental Defect or Environmental Defect Amount within such 30-day period, such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 3.4(e):

(i) If any Party hereto elects to submit any dispute to arbitration as specifically provided in this Section 3.4(e), then such Party will notify the other Party in writing.  Within fifteen (15) days following such notice, Contributor and Investor agree to jointly select an arbitrator.  For disputes regarding Title Defects or Title Defect Amounts or Title Defect Credits, the arbitrator will be an experienced oil and gas attorney, familiar by training and experience with West Virginia and Pennsylvania oil and gas legal and business matters including titles and oil and gas transactions.  This person will be the sole arbitrator (the “Title Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Title Defects and Title Defect Amounts.  For disputes regarding Environmental Defects or Environmental Defect Amounts, the arbitrator will be an experienced environmental attorney, familiar by training and experience with West Virginia and Pennsylvania. environmental legal and business matters in the oil and gas industry.  This person will be the sole arbitrator (the “Environmental Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Environmental Defects and Environmental Defect Amounts.  If Contributor and Investor are unable to agree on the Title Defect Arbitrator or Environmental Defect Arbitrator within the fifteen (15)-day period, any Party hereto may apply to a Texas or Pennsylvania state or federal court regarding asserted Title Defects and Title Defect Amounts or Environmental Defects and Environmental Defect Amounts for the selection of a Title Defect Arbitrator or Environmental Defect Arbitrator, respectively, with the qualifications set forth in this Section.  The Parties consent to the jurisdiction of such court for this purpose.

(ii) Any arbitration hearing, if one is desired by the Title Defect Arbitrator or Environmental Defect Arbitrator, will be held in Houston, Texas, or such other location acceptable to both Parties and the Title Defect Arbitrator or Environmental Defect Arbitrator.  Contributor may elect to conduct the proceeding by written submissions from Contributor and Investor with exhibits, including interrogatories, supplemented with appearances by Investor, Company and Contributor as the Title Defect Arbitrator or Environmental Defect Arbitrator may desire.  The arbitration proceeding, subject only to the terms hereof, will be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances.  The decision of the Title Defect Arbitrator or Environmental Defect Arbitrator with respect to such remaining disputed matters will be reduced to writing and will be final and binding on the Parties.  Judgment upon the award(s) rendered by the Title Defect Arbitrator or Environmental Defect Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.  Contributor and Investor will bear their own legal fees and other costs incurred in presenting their respective cases.  The charges and expenses of the Title Defect Arbitrator or Environmental Defect Arbitrator will be shared equally by Contributor and Investor.

(iii) The arbitration will commence as soon as possible after the Title Defect Arbitrator or Environmental Defect Arbitrator is selected in accordance with the provisions of this Section 3.4(e).  In fulfilling his or her duties with respect to determining the existence of a Title Defect or Environmental Defect or the amount of a Title Defect Amount, Title Defect Credit or Environmental Defect Amount, the Title Defect Arbitrator or Environmental Defect Arbitrator, as applicable, may consider such matters as, in the opinion of the Title Defect Arbitrator or Environmental Defect Arbitrator, are necessary or helpful to make a proper determination and valuation; however, the Title Defect Arbitrator or Environmental Defect Arbitrator will be bound by those factors set forth in Section 3.4(c).  Furthermore, the Title Defect Arbitrator or Environmental Defect Arbitrator may consult with and engage disinterested third parties to advise the Title Defect Arbitrator or Environmental Defect Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, title and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the Title Defect Arbitrator or Environmental Defect Arbitrator.  The sole remedy in any arbitration award will be resolution of alleged Title Defects, Title Defect Amounts and Title Defect Credits or Environmental Defects and Environmental Defect Amounts and neither the Title Defect Arbitrator nor the Environmental Defect Arbitrator will award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.

(iv) Any replacement Title Defect Arbitrator or Environmental Defect Arbitrator, should one become necessary, will be selected in accordance with the procedure provided above for the initial selection of the Title Defect Arbitrator or Environmental Defect Arbitrator.

(v) As to any determination of amounts owing under the terms of this Section 3.4(e), no lawsuit based on such claimed amounts owing will be instituted by either Investor or Contributor, other than to compel arbitration proceedings or enforce the award of the Title Defect Arbitrator or Environmental Defect Arbitrator.

(vi) All privileges under state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

(f) Schedule 3.4 sets forth the agreed allocation of the Agreed Value (as defined in the LLC Agreement) among each of the Contributed Assets, which has been made in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.  The “Allocated Value” for any Contributed Asset equals the portion of the unadjusted Agreed Value allocated to such Contributed Asset on Schedule 3.4, increased or decreased as described in this Section.  Any adjustments to the unadjusted Agreed Value pursuant to Section 7.5 shall be applied to the amounts set forth in Schedule 3.4 for the particular affected Contributed Assets, if determinable.  Any adjustments to the unadjusted Agreed Value pursuant to Section 7.5 that are not specific to any particular Contributed Asset or Assets (for example, general and administrative expense) shall be applied pro rata to each Contributed Asset allocation on Schedule 3.4  in proportion to the amount of each.  Contributor has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values.  For purposes of the Marcellus Acreage, the term “Allocated Value” shall mean the number of Net Mineral Acres of a Lease multiplied by the per Net Mineral Acre price set forth on Schedule 3.4.  Contributor and the Company agree (i) that the Allocated Values shall be used by the Parties as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement, except as otherwise required by Law.  For purposes of this Section 3.4(f) and as a result of Subsidiary being disregarded as an entity separate from Contributor for U.S. federal income Tax purposes, the term “Contributed Assets” shall include the assets of Subsidiary, and the term “Assumed Liabilities” shall include the liabilities of Subsidiary.

SECTION 3.5 Consents to Assignment and Preferential Rights to Purchase.

(a) Contributor shall use commercially reasonable efforts to cause consents to assignment and waivers of preferential rights to purchase or similar rights (all of which consents, preferential rights and similar rights are specifically described on Schedules 4.9(a) and 4.9(b)) (or the exercise thereof) to be obtained and delivered, provided that Contributor shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers.  The Company shall cooperate with Contributor in a commercially reasonable manner in seeking to obtain such consents to assignment and waivers of preferential rights.

(b) In no event shall there be transferred at Closing any Contributed Asset for which a consent requirement has not been satisfied and for which transfer is prohibited or a fee is payable (unless the same has been paid by the Company) without the consent.  In cases in which the Contributed Asset subject to such a requirement is a Contract and the Company is assigned the Oil and Gas Property(ies) to which the Contract relates, but the Contract is not transferred to the Company due to the unwaived consent requirement, Contributor shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to the Company upon receipt of the consent, the Contract shall be held by Contributor for the benefit of the Company, and the Company shall pay all amounts due thereunder and perform all obligations thereunder.  In cases in which the Contributed Asset subject to such a consent requirement is an Oil and Gas Property and the third Person consent to the transfer of the Oil and Gas Property is not obtained by Closing, the affected Oil and Gas Property and the related assets shall not be transferred at Closing and Agreed Value shall be reduced by the Allocated Value of the Oil and Gas Property and related Assets.  There shall be no adjustment to the Agreed Value with respect to Contributed Assets other than Oil and Gas Properties that are not transferred as a result of a failure to obtain a consent.  If an unsatisfied consent requirement with respect to which an adjustment is made under this Section 3.5 is subsequently satisfied, a separate Closing shall be held at which Contributor shall convey the affected Oil and Gas Property and related Contributed Assets to the Company in accordance with this Agreement.

(c) As to the Preferential Rights identified on Schedule 4.9(a), Contributor shall send preferential right notices to the preferential right holders in accordance with Section 3.5(a).  The affected Contributed Assets shall be transferred to the Company at Closing; however, if the holder of the preferential purchase right validly exercise same following the Closing, the Company shall transfer the affected Oil and Gas Property to the holder of the preferential purchase right on the terms and provisions set out in the applicable preferential purchase right provision and the Company shall be entitled to the consideration paid by such holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

Contributor represents and warrants to the Company and Investor as follows:

SECTION 4.1 Authority

.  The Contributor has all requisite corporate power and authority to enter into this Agreement and the other documents to which it is a party required to effect the contribution of the Contributed Assets (the “Contribution Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof (the “Contribution Transactions”).  The execution and delivery by the Contributor of this Agreement and the other Contribution Documents to which it is a party, the performance by the Contributor of its obligations hereunder and thereunder and the consummation by the Contributor of the Contribution Transactions have been duly and validly authorized by all necessary action on the part of the Contributor, and no further action is necessary on the part of the Contributor for the Contributor to execute and deliver this Agreement and the other Contribution Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contribution Transactions.

SECTION 4.2 Validity and Binding Effect

.  This Agreement has been, and as of the Closing Date each of the other Contribution Documents to which the Contributor is a party will be, duly executed and delivered on behalf of the Contributor.  This Agreement constitutes, and as of the Closing Date, each of the other Contribution Documents to which the Contributor is a party will constitute, a legal, valid and binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

SECTION 4.3 Noncontravention

.  The execution and delivery by the Contributor of this Agreement and the other Contribution Documents to which it is a party, the performance by the Contributor of its obligations hereunder and thereunder and the consummation of the Contribution Transactions will not (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Contributor, (ii) result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, contract or other agreement, instrument or document to which the Contributor is a party or by which the Contributed Assets are or may be bound, except that (A) certain Leases are subject to the consent of landowners, which consent requirements are in the normal course of business and are customary in the oil and gas industry, and are set forth in Schedule 4.9(b) hereto, and (B) the contracts and agreements set forth on Schedule 4.9(b) hereto may not be assigned to the Company without obtaining the consent of a third party or without satisfying such other requirements as are described in Schedule 4.9(b), which consents will be obtained or other requirements satisfied prior to the assignment thereof, (iii) require the Contributor to obtain any consent, approval, permit, notice, action, authorization or waiver from, make any filing or effect any registration with, or give notice to, any Governmental Authority or any other Person, except as set forth in Schedule 4.9(b), (iv) conflict with, or result in any violation of, any Law or any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority that is applicable to the Contributor or the Contributed Assets or (v) result in the creation of, or impose on the Contributor the obligation to create, any Encumbrance (as hereinafter defined) upon the Contributed Assets.

SECTION 4.4 Proper Use and Maintenance of Tangible Personal Property

.  The Contributor has at all relevant times operated the tangible personal property to be conveyed by the Contributor to the Company hereunder in a good and workmanlike manner and such tangible personal property is in good and serviceable condition (as determined by reference to operating standards for companies engaged in similar lines of business in the geographic areas in which the Contributor operates), ordinary wear and tear excepted, and subject to prudent and customary maintenance programs (of the type employed by companies engaged in similar lines of business in the geographic areas in which the Contributor operates).

SECTION 4.5 Litigation

.  Except as set forth on Schedule 4.5, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the knowledge of Contributor, threatened, that affects the ownership or operation of the Contributed Assets.

SECTION 4.6 Taxes.

(a) Except as provided in Schedule 4.6(a), the Contributor has filed, or caused to be filed, or will file, or cause to be filed, in a timely manner with the appropriate Governmental Authorities, all material Tax Returns required to be filed on or prior to the Closing Date with respect to the Contributed Assets and each such Tax Return has been prepared in all material respects in compliance with all Laws and is true, accurate and complete in all material respects.

(b) Except as provided in Schedule 4.6(b), and to the Contributor’s knowledge, the Contributor has paid, or caused to be paid, or will pay, or will cause to be paid, in a timely manner all Taxes due on or prior to the Closing Date (whether or not shown on any Tax Return and whether or not being contested) with respect to the Contributed Assets.

(c) There are no liens for unpaid Taxes (other than liens described in Section 3.3(m)) on the Contributed Assets and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such lien.

(d) There are no outstanding written agreements or waivers that would extend the statutory period in which a Governmental Authority may assess or collect a Tax against the Contributor and for which the Contributed Assets could be subject, or the Company could be subject as a transferee or acquirer of, or successor to, the Contributed Assets.

(e) All material Taxes that Contributor is or was required by Law to withhold or collect with respect to the Contributed Assets have been duly withheld or collected and, to the extent due and payable on or prior to the Closing Date, have been remitted to the proper Governmental Authority or other Person, and with respect to the Contributed Assets, Contributor has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any such Taxes.

(f) Except for the Membership Interest and as provided in Schedule 4.6(f), none of the Contributed Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and the Contributed Assets are not subject to any tax partnership for U.S. federal Tax purposes or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

SECTION 4.7 Environmental Matters.

(a) The Company’s (and Investor’s) sole and exclusive remedy for a breach of any representation or warranty in this Section 4.7 shall be as set forth in Section 3.4 for Environmental Defects.  To the extent representations and warranties in other sections of this Agreement also could apply to environmental matters, including matters related to, arising under or concerning Environmental Laws, such representations and warranties shall be construed to exclude all environmental matters and to apply to matters other than environmental matters.

Except to the extent disclosed in the environmental reports listed on Schedule 4.7,

(i) Neither Contributor or Subsidiary nor any prior owner or operator of the Contributed Assets has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at, on, or from any of the Contributed Assets except in accordance with all applicable Environmental Laws.

(ii) Contributor and Subsidiary are and have been in compliance with all limitations, restrictions, standards and obligations established under Environmental Laws with respect to the Contributed Assets.

(iii) All Environmental Permits necessary to operate the Contributed Assets in the manner they are currently operated have been duly obtained or filed and are in full force and effect and Contributor and Subsidiary are in compliance with such Environmental Permits.

(iv) The current operation of the Contributed Assets does not provide a basis for revocation or suspension of any Environmental Permit related to the operation of the Contributed Assets.

(v) There are no Proceedings pending or, to the knowledge of Contributor threatened by or before any court or any other Governmental Authority directed against Contributor or Subsidiary relating to the operation of the Contributed Assets that pertain or relate to (A) any Remedial Actions under any applicable Environmental Law, (B) violations by Contributor or Subsidiary of any Environmental Law, or (C) personal injury or property damage claims relating to a Release of Hazardous Materials.

(vi) The Contributed Assets are not encumbered by any lien arising or imposed under Environmental Laws.

(vii) There are no Hazardous Materials present in or on the soil, sediments, surface water or ground water on, under or from or migrating from any of the Contributed Assets in concentrations that are reasonably likely to give rise to an obligation to conduct a Remedial Action pursuant to Environmental Laws.

(viii) Contributor has provided Company with copies of reports in its possession reflecting the Environmental Conditions of the Contributed Assets and any violations of Environmental Law known to Contributor that have not been remedied.

(b) Notwithstanding anything to the contrary in this Section or elsewhere in this Agreement, Contributor represents and warrants with respect to the presence or absence of naturally occurring radioactive material (“NORM”), asbestos, mercury, drilling fluids and chemicals, and produced waters and hydrocarbons in or on the Oil and Gas Properties or Equipment (collectively, “Typical OG Materials”) in quantities typical for oilfield operations in the areas in which the Properties and Equipment are located only that such Typical OG Materials have been used and managed by Contributor, Subsidiary and their agents in compliance with all applicable Environmental Laws, except such failures to comply as, individually or in the aggregate, would not have a material adverse effect.  Contributor makes no other representation or warranty, express or implied, in relation to these Typical OG Materials.

SECTION 4.8 Material Contracts.

(a) Except for contracts and agreements that will be terminated prior to Closing and for which Company will have no liability hereunder or otherwise, Exhibit A-3 lists all of the Contracts that are to be transferred to Company pursuant to this Agreement.  Each Contract is a valid and binding agreement of Contributor, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally or equitable principles; (ii) Contributor has performed, and to the knowledge of Contributor every other party has performed, each material term, covenant and condition of each of the Contracts that is to be performed by Contributor or such other party at or before the date hereof; (iii) to the knowledge of Contributor no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Contributor or any other party, under any of the Contracts; and (iv) Contributor does not intend, and Contributor has not received notice that any other party to a Contract intends, to cancel or terminate such Contract.

(b) To the knowledge of Contributor, no party has made written demand to renegotiate any material amounts paid or payable to Contributor under any of the Contracts.  There are no commissions due (or to become due) to any broker or other party as a result of the purchase or sale of hydrocarbons under any of the Contracts.  Contributor has not, with respect to the Contracts:  (i) received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such Property Agreements on or after the Effective Date without being currently paid therefore other than in the normal cycle of billing.  Contributor is not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Leases, or any lands pooled or unitized with such Leases, at some future time without then or thereafter receiving the full contract price therefore.  Except as set forth on Schedule 4.8(b), there is no call upon, option to purchase or similar right to obtain hydrocarbons from the Leases, or any lands pooled or unitized with such Leases, in favor of any person or entity other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale for hydrocarbons.  All of the Contracts listed on Part 2 of Exhibit A-3 are normal and customary for oil and gas operations in the Appalachian region.

SECTION 4.9 Consents; Preferential Rights.

(a) Except as set forth in Schedule 4.9(a), there are no preferential rights to purchase attributable or with respect to any of the Contributed Assets that are applicable to the transactions contemplated hereby.

(b) Except as set forth in Schedule 4.9(b), there are no consents, approvals or authorizations of any person or entity (excluding any of the foregoing customarily obtained following Closing), in each case, required to be obtained by Contributor that are applicable to the transactions contemplated hereby.

SECTION 4.10 Solvency

.  The Contributor is able to pay its debts as they become due, has capital sufficient to carry on its business as presently conducted and proposed to be conducted, owns property that has both a fair value and a fair market value in excess of the amount required to pay its debts as they become due and is solvent in all other respects.  The Contributor has not been or will not be rendered insolvent by the consummation of the Contribution Transactions and, immediately following the consummation of the Contribution Transactions, the Contributor will be able to pay its debts as they become due, will have capital sufficient to carry on its business as then conducted and proposed to be conducted, and will own property that has a fair value and a fair market value in excess of the amount required to pay its debts as they become due.

SECTION 4.11 Books and Records

.  The books and records of the Contributor directly related to the Contributed Assets fairly reflect in all material respects the transactions to which the Contributor is a party or by which it is bound or to which the Company will be a party or will be bound after giving effect to the Contribution Transactions.  Such books and records are and have been properly kept and maintained, with the revenues, expenses, assets and liabilities of the Contributor accurately recorded in all material respects therein on the accrual basis of accounting prepared in accordance with federal income tax accounting principles.  Copies of such books and records have been delivered to the Company as of Closing.

SECTION 4.12 Subsidiary.

(a) Existence and Qualification.  Subsidiary is a limited liability company duly organized and validly existing under the Laws of Delaware and is duly qualified to do business as a foreign limited liability company in Pennsylvania and in all other jurisdictions in which qualification is required.

(b) Power.  Subsidiary has the power and authority under its limited liability company agreement of its state of organization to own, lease or otherwise hold its assets and conduct its business in the manner consistent with recent practice.

(c) Limited Liability Company Agreement.  Contributor has delivered to the Company true and complete copies of the limited liability company agreement (or equivalent governing instruments), each as amended to date, of Subsidiary and has made available to the Company for inspection the limited liability company books of Subsidiary.

(d) Title to Membership Interest.  Contributor has good and valid title to the Membership Interest, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind other than restrictions on transfer that may be imposed by applicable federal or state securities laws or in the applicable Company’s governing instruments.  Other than this Agreement, and, Subsidiary’s limited liability company agreement, the Membership Interest is not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Membership Interest.

(e) The Membership Interest.    The Membership Interest is duly authorized and validly issued and outstanding, fully paid, non-assessable (except as expressly authorized by the terms of the applicable limited liability company agreement) and have not been issued in violation of any preemptive rights. Except for the Membership Interest, there are no outstanding equity interests in Subsidiary, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any membership interest in Subsidiary.  Other than pursuant to this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which Contributor or Subsidiary is or may become obligated to issue or sell any shares of capital stock or other equity interests in Subsidiary.

(f) Subsidiaries.  Subsidiary does not directly or indirectly own any capital stock or other equity interest in any Person.

(g) Taxes.  Subsidiary is, and at all times since its formation has been, disregarded as an entity separate from Contributor for U.S. federal Tax purposes, and no election has been filed on or prior to the Closing Date that could change such classification on or after the Closing Date.  Subsidiary has filed, or caused to be filed, or will file, or cause to be filed, in a timely manner with the appropriate Governmental Authorities all material Tax Returns required to be filed by it on or prior to the Closing Date, and each such Tax Return has been prepared in all material respects in compliance with all Laws and is true, accurate and complete in all material respects.  To Contributor’s knowledge, Subsidiary has paid, or caused to be paid, or will pay, or will cause to be paid, in a timely manner all Taxes due by it on or prior to the Closing Date (whether or not shown on any Tax Return and whether or not being contested).  Except for Taxes not yet due and payable, (i) there are no liens for unpaid Taxes on the assets of Subsidiary and (ii) no claim for unpaid Taxes of Subsidiary has been made by any Governmental Authority that could give rise to any such lien.  There are no outstanding agreements or waivers that would extend the statutory period in which a Governmental Authority may assess or collect a Tax against Subsidiary.  All material Taxes that Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent due and payable on or prior to the Closing Date, have been remitted to the proper Governmental Authority or other Person, and Subsidiary has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any such Taxes.  No material Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Subsidiary.  No power of attorney granted by Subsidiary with respect to any Tax is currently in force.  None of the assets held by Subsidiary includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of such assets is subject to any tax partnership for U.S. federal Tax purposes or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.  None of the liabilities of Subsidiary includes (A) an obligation to make a payment to any Person under any Tax allocation or Tax sharing agreement, (B) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign Law), or (C) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on the Company after the Closing.

(h) Employees.  Subsidiary does not have, and has not had, any employees.

SECTION 4.13 Oil and Gas Properties of Subsidiary

.  Any representation made by Contributor in Article III and this Article IV with respect to the Oil and Gas Properties or subset thereof is intended to include and shall incorporate any Oil and Gas Properties owned by Subsidiary.

SECTION 4.14 Lease Provisions

.  The Company’s (and Investor’s) sole and exclusive remedy for a breach of any representation or warranty in this Section 4.14 shall be as set forth in Section 3.4 for Title Defects.  All Leases are in force and effect and are maintained by their terms.  Accurate and timely payment of delay rentals have been made to maintain in force and effect all Leases within the primary term on which drilling operations were not timely commenced.  All other Leases are validly preserved beyond the primary term by production in paying quantities or the accurate and timely payment of shut-in royalty payments or otherwise. Except as set forth on Schedule 4.14, all rentals, royalties, overriding royalty interests and other payments due under each of the Leases have been timely and accurately paid, except amounts that are being held in suspense as a result of title issues in circumstances that do not provide any third party a right to terminate any such Lease.  Schedule 4.14 lists the accrued suspense funds by Well.

SECTION 4.15 Compliance with Law

.  Except as set forth on Schedule 4.15:

(a) All material filings and notices relating to the Contributed Assets, or the ownership or operation thereof, required to be made by Contributor with all applicable state and federal agencies have been made by or on behalf of Contributor or if required to be made by any third party operator, to the knowledge of Contributor have been made by or on behalf of such operator.  Contributor is not, and to Contributor’s knowledge no third party operator of the Contributed Assets is, in violation of any Law with respect to the Contributed Assets.

(b) Contributor holds or if Contributor is not the operator thereof,  to the knowledge of Contributor the applicable third party operator holds, all of the Permits necessary for the operation of the Contributed Assets as currently conducted.  There are no proceedings pending or, to the knowledge of Contributor, threatened that are reasonably expected to result in the revocation, cancellation, suspension or modification of the Permits.

SECTION 4.16 AFE’s

.  Except as set forth in Schedule 4.16, there are no outstanding calls or payments under authorities for expenditures for payments or other capital commitments relating to the Contributed Assets which exceed $50,000 (net to Contributor’s interest) and which are due or which Contributor has committed to make which have not been made as of the Effective Date.

SECTION 4.17 Broker’s Fee

.  Contributor has incurred no obligation or liability, contingent or otherwise, for business brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Company or Company’s affiliates will be responsible.

SECTION 4.18 Imbalances

.  There are no wellhead imbalances or other imbalances attributable to the Contributed Assets as of the Effective Date which require payment from Company to a third party or for which Company would otherwise be responsible.

SECTION 4.19 Payout Balances

.  There are no “payout” balances for any Lease or Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

SECTION 4.20 Plugging and Abandonment

.  Except as set forth in Schedule 4.20, there are no Wells located on the Leases that:

(a) Contributor has received an order from any Governmental Authority requiring that such Well be plugged and abandoned;

(b) were producing as of the Effective Date, but that as of the date of this Agreement are shut in and have been for more than five (5) days, or temporarily abandoned; or

(c) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Contributed Assets.

SECTION 4.21 No Expenses Owed and Delinquent

.  No expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Contributed Assets, overriding royalties and other burdens on production and amounts payable to co-owners of the Contributed Assets) are owed and delinquent in payment by Contributor for which Company would be liable after the Effective Date.

SECTION 4.22 Bonds

.  Schedule 4.22 lists all surety bonds, letters of credit and other similar instruments maintained by Contributor or any of its affiliates with respect to the Contributed Assets.

SECTION 4.23 Title to Assets

.  Without limiting the representations and warranties made in Section 3.1, Contributor has good title to or, in the case of leased property and assets, has valid leasehold interests in, all of the Equipment, in each case free and clear of all Encumbrances except encumbrances that individually and in the aggregate are customary in the industry and are not such as to interfere with the operation, value or use of the Equipment.  No material assets, licenses or other rights that are used in the Equipment are held of record by Contributor or any Affiliate of Contributor other than those that shall be transferred to the Company at or after Closing, pursuant to this Agreement.

SECTION 4.24 Real Property

.  The Company and its Subsidiary each have good and indefeasible title to all real property set forth on Exhibit A-6, free and clear of all Encumbrances, except Encumbrances as do not adversely affect the value of such property and do not adversely interfere with the use of such property by the Company and its Subsidiary or the marketability of such real property, and all leasehold interests of the Company and its Subsidiary set forth on Exhibit A-6 are held by them under valid, subsisting and enforceable leases, with such exceptions as are customary in the Appalachian region.  All improvements located thereon are located within the boundary lines of such parcels of land, do not encroach on or violate any easement which may burden the land, have all permits required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, and are supplied with utilities and other services necessary for the operation of such improvements.

SECTION 4.25 Contributor’s Disclaimer of Representation and Warranties

.  EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE III OR THIS ARTICLE 4, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CONTRIBUTOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONTRIBUTED ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONTRIBUTED ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT OR RECOMPLETION, INFILL OR STEP-OUT OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE CONTRIBUTED ASSETS OR FUTURE REVENUES GENERATED BY THE CONTRIBUTED ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE CONTRIBUTED ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONTRIBUTED ASSETS, OR (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE COMPANY, THE INVESTOR OR THEIR RESPECTIVE AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE  OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, OR REGARDING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS IN CONNECTION WITH THE CONTRIBUTED ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT THE COMPANY SHALL BE DEEMED TO BE OBTAINING THE CONTRIBUTED ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT THE INVESTOR, ON BEHALF OF THE COMPANY HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE INVESTOR, ON BEHALF OF THE COMPANY, DEEMS APPROPRIATE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE COMPANY REPRESENTS AND ACKNOWLEDGES THAT CONTRIBUTOR HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONTRIBUTED ASSETS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Contributor as follows:

SECTION 5.1 Organization

.  The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and has the requisite limited liability company power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

SECTION 5.2 Authority

.  The Company has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contribution Transactions.  The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary limited liability company and other action, and no further action is necessary on the part of the Company for the Company to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contribution Transactions.

SECTION 5.3 Validity and Binding Effect

.  This Agreement has been executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

SECTION 5.4 Noncontravention

.  The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations hereunder and the consummation of the Contribution Transactions will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, any provision of (i) the Certificate of Formation or LLC Agreement of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, agreement or instrument to which the Company is a party or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets.

SECTION 5.5 Litigation

.  There is no litigation proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by the Company in connection with the Contribution Transactions.

ARTICLE VI

INDEMNIFICATION

SECTION 6.1 Indemnification of the Company.

(a) The Contributor shall indemnify and hold the Company harmless from and against all Damages incurred or suffered by the Company caused by, arising out of or resulting from: (i) the Retained Liabilities, (ii) misrepresentation, nonfulfillment, or breach by the Contributor of any representation or warranty contained in this Agreement (iii) failure to observe any covenant of the Contributor contained in this Agreement, (iv) the Company’s failure to obtain the consents described on Schedule 4.9(b) within six months of the Closing, (v) Claims under Article III, (vi) any and all Taxes or Tax liabilities that are imposed on or attributable to the ownership, operation or production of the Contributed Assets during any Pre-Closing Tax Period, and (vii) any and all Taxes or Tax liabilities that are imposed on or attributable to Subsidiary during any Pre-Closing Tax Period, IN EACH CASE REGARDLESS OF THE SOLE OR CONCURRENT NEGLIGENCE OR OTHER FAULT OF THE COMPANY.

(b) The Contributor shall indemnify and hold the Company harmless against any and all damages awarded pursuant to the Royalty Litigation with respect to pre and post-Effective Date production however, with respect to post-Effective Date production, upon settlement or final judgment of the Royalty Litigation, Contributor will make a cash payment to the Company in the amount based on a formula, calculated pro-rata, of $680,000.00 per one percent (1%) increase in the royalty on post-Effective Date production as a result thereof.

(c) For purposes of determining the amount of Taxes or Tax liabilities that are attributable to the Pre-Closing Tax Period under Section 6.1(a)(vi) and Section 6.1(a)(vii) of a Straddle Period, the following provisions shall apply:

(i) In the case of any liability for any real property, personal property, ad valorem and similar Taxes (each, a “Property Tax”) attributable to a Straddle Period, the amount of such Property Tax attributable to the Pre-Closing Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in such Straddle Period; and

(ii) In the case of any Taxes that are based on income, sales, revenue, production or similar items or other Taxes that are not Property Taxes and pertains or is attributable to any Straddle Period, the amount of such Taxes attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date of the Contributor, in the case of Section 6.1(a)(vi), and Subsidiary, in the case of Section 6.1(a)(vii).

SECTION 6.2 Indemnification of the Contributor

.  The Company shall indemnify and hold the Contributor harmless from and against all Damages incurred or suffered by the Contributor caused by, arising out of or resulting from (i) the Assumed Liabilities and (ii) the Company’s failure to observe or perform any of its covenants in this Agreement; provided, Contributor, in its capacity as a Member of the Company, or any PDC Designee did not directly or indirectly cause such failure or prevent the Company from observing or performing such covenant.

SECTION 6.3 Indemnification Procedures for Claims

.  The following procedures shall be applicable with respect to the indemnification obligations of a party hereunder in respect of any claims, demands, actions or causes of action (each a “Claim”) asserted or brought by any third parties, including any present or former employees of any party:

(a) Promptly after receipt by the party seeking indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Claim, whether by legal process or otherwise, with respect to any matter within the scope of this Article VI, the Indemnitee shall give written notice thereof (a “Notice”) to the party from whom indemnification is to be sought hereunder (the “Indemnitor”) and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided, however, that the failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its indemnification obligations hereunder, unless such failure results in (i) a default judgment, (ii) the expiration of the time to answer a complaint or (iii) material prejudice to the Indemnitor’s defense of such Claim.  In case any such Claim is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by giving the Indemnitee written notice of its intention to do so within 30 days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor’s sole cost and expense; provided, Indemnitor diligently pursues such defense, and; provided, further, that the Indemnitor shall not be entitled to assume the defense if the named parties to any such Claim (including any impleaded parties) include both the Indemnitee and Indemnitor, and the Indemnitee shall have been advised by such counsel that there is one or more legal defenses available to it that are in addition to or in conflict with those available to the Indemnitor.  If the Indemnitor shall assume the defense of such Claim, it shall not settle such Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) unless such settlement includes an unconditional release of the Indemnitee from all liability arising out of such Claim and imposes no obligations on the Indemnitee.  Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 6.3, the Indemnitee shall be permitted to participate in the defense of such Claim and to employ counsel at its own expense.

(b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, or shall not be entitled to assume the defense of any such Claim (including by failure to diligently pursue defense of such Claim), then the Indemnitee shall control and conduct the defense of any such Claim, at the cost and expense of the Indemnitor, in which event it may do so in such manner as it may deem appropriate acting in a reasonable and good faith manner; provided, however, that it shall not settle any Claim that would give rise to liability on the part of the Indemnitor under this Article VI without the prior written consent of the Indemnitor. The Indemnitor shall be permitted to participate in the defense of such Claim and to employ counsel at its own expense.

SECTION 6.4 Limitations on Representations and Warranties and Indemnities.

(a) Except for (i) the representations and warranties of the Contributor in this Agreement made with respect to Taxes, which shall survive the Closing and not terminate until 30 days after the expiration of all statutes of limitation (including all extensions thereof) applicable to such Tax, (ii) the obligations, representations and warranties of Contributor under Article III, which shall survive the Closing and not terminate until the Defect Claim Date, (iii) the obligations of Contributor under Section 6.1(b), which shall survive the Closing and not terminate until a final settlement or nonappealable judgment is reached in the Royalty Litigation, and (iv) the representations and warranties in Section 4.12(d), which shall survive indefinitely, all of the representations and warranties of the Contributor in this Agreement shall survive for a period of two years from the Closing Date (“Indemnity Claim Date”).  Except with respect to indemnities for a breach of a representation and warranty, which shall be subject to the survival periods set forth in the preceding sentence, the indemnities set forth in this Article VI shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such representation, warranty, covenant or agreement prior to its expiration date.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any Claim pursuant to Section 6.1(a)(ii) (other than a Claim for Taxes or a Claim for breach of Section 4.12(d), which shall not be subject to the indemnification limitations contained in this Section 6.4(b)) and Section 6.1(a)(v):

(i) Contributor shall not have any liability until and unless the Damages for any individual Claim exceed Five Thousand dollars ($5,000) (the “Individual Claim Threshold”).

(ii) Contributor shall not have any liability until and unless the aggregate sum of Claims since the Closing, including Title Defect Amounts and Environmental Defect Amounts, exceeds One Million dollars ($1,000,000) (the “Deductible”), which Deductible shall increase to $3,000,000 for Claims made later than six months after the Closing, and then only to the extent that the aggregate sum of such Claims since the Closing exceeds the Deductible.

(iii) Contributor shall not be required to indemnify the Company under clauses (ii), (iv) and (v) of Section 6.1 for aggregate Damages, including Title Defect Amounts and Environmental Defect Amounts, in excess of (A) Investor’s aggregate Capital Contributions (as defined the LLC Agreement) at the time Contributor pays such obligations (“Aggregate Investor Contribution Amount”), as to Claims within six months after the Closing, and (B) fifty percent (50%) of the Aggregate Investor Contribution Amount, as to Claims more than six months after the Closing (the “Indemnity Cap”).

SECTION 6.5 Tax Treatment of Indemnity Claims

.  For U.S. federal income Tax purposes (and state, local, and foreign Tax purposes where applicable), any indemnity payment by Contributor to the Company and any indemnity payment by the Company to Contributor made pursuant to Section 6.1 or Section 6.2 will be treated as Capital Contributions (as defined in the LLC Agreement) to the Company and Distributions (as defined in the LLC Agreement) from the Company to Contributor, respectively; provided, that such payments will not affect (a) the Capital Account (as defined in the LLC Agreement) of Contributor, (b) any other Capital Contributions to be made by Contributor,  (c) the Distributions or allocations to be made to Contributor under the LLC Agreement, or (d) the Units or Sharing Percentages (as such terms are defined in the LLC Agreement); provided, further, that nothing in this sentence shall affect the Company’s ability to adjust the Book Basis (as defined in the LLC Agreement) of the Contributed Assets, as appropriate.

SECTION 6.6 Payment of Indemnity Obligations

.  All indemnity obligations of Contributor under this Agreement shall be funded by cash payments to the Company and not by adjustments in Contributor’s interest in the Company unless Contributor and Investor otherwise agree in writing.

ARTICLE VII

POST CLOSING OBLIGATIONS

The Company and the Contributor each covenant and agree as follows:

SECTION 7.1 Filing and Recording

.  At the Company’s cost, within 10 Business Days after the Closing, the Company will file or record the conveyancing documents in the appropriate governmental records.  At the Contributor’s cost, the Company will provide either the originals or photocopies of the filed or recorded documents, including the recording data, as agreed by the parties, to the Contributor.

SECTION 7.2 Further Assurances

.  The Contributor agrees that from time to time after the Closing Date it shall (i) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such further consents, certifications, affidavits and assurances as the Company may reasonably request in order to vest in the Company all right, title and interest in the Contributed Assets (except to the extent that title to the Contributed Assets is not to be transferred to the Company in accordance with the express terms of Article 1) or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (ii) take, or cause to be taken, all actions and do, or cause to be done, all such things as the Company may reasonably request in order to put the Company in actual possession of the Contributed Assets or otherwise to accomplish the purposes of this Agreement.  Without limiting the generality of the foregoing, in the event that on or after the Closing Date the Contributor receives any amount in cash and receivables generated by or attributable to the Contributed Assets from and after the Effective Date, which amount has not been accounted for in a post-closing adjustment pursuant to Section 7.6, such amount shall be forthwith delivered to the Company.

SECTION 7.3 Post-Closing Third-Party Consents and Preferential Purchase Rights

.  Each of the Parties hereto hereby agrees to use commercially reasonable efforts (i) to obtain, any and all approvals of Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement, (ii) to comply with all conditions and covenants applicable or related to it as contemplated by this Agreement, (iii) to transfer to the Company all Transition Contracts and Transition Rights and (iv) to take all such other commercially reasonable actions as are necessary or advisable by it in order to cause it to be able to fulfill its obligations hereunder.

SECTION 7.4 Assignment of PDC Operator Contracts and Operatorship

.  Contributor agrees to take all commercially reasonable and necessary actions after the Closing to transfer and assign the PDC Operator Contracts and operating rights for the Oil and Gas Properties that Contributor currently operates, to the Company or its designated subsidiary.  After Closing, Contributor agrees to send notices to all co-owners of the Oil and Gas Properties that it currently operates, nominating and recommending the Company (or its designated subsidiary) as successor operator.

SECTION 7.5 Post-Closing Adjustment

.  In order to account for revenues and expenses attributable to the Contributed Assets for the period after the Effective Date through and including the Closing Date (“Adjustment Period”), the Agreed Value shall be adjusted as follows: (i) reduced by the sum of all Contributor’s and Subsidiary’s revenues in respect of the Contributed Assets from and after the Effective Date, including the Hydrocarbon Revenues received by the Contributor or Subsidiary during the Adjustment Period, plus all cash and receivables relating to the Contributed Assets as of and after the Effective Date (to the extent not included in such revenues) and (ii) increased by all costs and expenses attributable to the ownership and operation of the Contributed Assets during the Adjustment Period paid by Contributor (collectively, the “Adjustment Amount”).

SECTION 7.6 Post-Closing Settlement Statement

.  As soon as reasonably practicable after the Closing but not later than the 60th day following the Closing Date, Contributor shall prepare and deliver to the Company and to Investor, a statement setting forth Contributor’s final calculation of the Adjustment Amount and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items as of the Effective Date through the Closing Date.  Contributor shall upon request by Investor, on behalf of the Company, supply reasonable documentation available to support any credits, charges, receipts or other items.  As soon as reasonably practicable but not later than the 30th day following receipt of Contributor’s statement hereunder, Investor, on behalf of the Company, shall deliver to Contributor a written report containing any changes that Investor, on behalf of the Company, proposes be made to such statement. Investor, on behalf of the Company, and Contributor shall undertake to agree on the disputed items raised by Investor no later than 120 days after the Closing Date.  In the event that Investor, on behalf of the Company, and Contributor cannot reach agreement within such period of time, either Investor, on behalf of the Company, or Contributor may refer the remaining matters in dispute to Deloitte & Touche, an independent accounting firm, or if Deloitte & Touche is unable or unwilling to perform its obligations under this Section 7.6, such other nationally-recognized independent accounting firm as may be accepted by Investor, on behalf of the Company, and Contributor, for review and final determination.  The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 7.6.  The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal.  The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter.  Contributor and the Company shall each bear its own legal fees and other costs of presenting its case.  Each Party shall bear one-half of the costs and expenses of the accounting firm.

Any positive Adjustment Amount shall be funded by the Contributor in cash payment to the Company and to the extent such Adjustment Amount is a negative value, such Adjustment Amount shall be funded in cash by the Company to the Contributor.  For U.S. income Tax purposes (and state, local, and foreign Tax purposes where applicable), any payment by Contributor to the Company and any payment by the Company to Contributor made pursuant to this Section 7.6 will be treated as Capital Contributions (as defined in the LLC Agreement) to the Company and Distributions (as defined in the LLC Agreement) from the Company to Contributor, respectively; provided, that such payments will not affect (a) the Capital Account (as defined in the LLC Agreement) or Contributor, (b) any other Capital Contributions to be made by Contributor, (c) the Distributions or allocations to be made to Contributor under the LLC Agreement, or (d) the Units or Sharing Percentages (as such terms are defined in the LLC Agreement); provided further, that nothing in this sentence shall affect the Company’s ability to adjust the Book Basis (as defined in the LLC Agreement) of the Contributed Assets, as appropriate.

SECTION 7.7 Post-Closing Environmental Assessment

.

(a) Following the Closing but prior to the Defect Claim Date, the Investor shall be entitled to conduct Phase I environmental assessments and conduct visual inspections, record reviews and interviews relating to the Oil and Gas Properties and Equipment, including their condition and compliance with Environmental Laws (collectively, the “Phase I Investigation”).  Investor’s right of access shall not entitle Investor to conduct intrusive testing or sampling except as provided for under Section 7.7(b).  All information obtained by Investor and its representatives under this Section 7.7 shall become the property of the Company.

(b) If following a Phase I Investigation, further investigation testing soil, ground water or other materials or information (“Phase II Assessment”) is recommended in the underlying report, Investor, prior to the Defect Claim Date, may provide written notice thereof to Contributor. The failure to provide such notice shall constitute a waiver of such Environmental Defect. Upon Investor providing such notice, a Phase II Assessment shall be conducted by a firm of national reputation, which shall be selected by the Members of the Company to the extent and scope recommended in the underlying report.

(c) If the Phase II Assessment confirms, to Contributor’s reasonable satisfaction, that an Environmental Defect exists, the Environmental Defect mechanisms set forth in Section 3.4 shall apply.

(d) Investor, Contributor and the Company shall maintain the results of any Phase I Investigation or Phase II Assessment conducted pursuant to this Section 7.7 confidential in accordance with the confidentiality provisions set forth in the LLC Agreement.

(e) Any Remediation required pursuant to Section 7.7(b) shall be conducted by the Company in a manner that is reasonable in extent and cost effective and shall be designed or implemented in such a manner as to achieve the least stringent risk-based closure or remediation standard applicable to the Environmental Defect Property under Environmental Laws, subject to approval of any Governmental Authority with jurisdiction over such Remediation, and as necessary to permit the continued use of the Environmental Defect Property in the same manner and for the same purpose it was being used as of the Effective Date.

SECTION 7.8 Post Closing Diligence

.  To the extent Investor elects to conduct any diligence post-Closing with respect to the Contributed Assets for the purposes of asserting any Title Defect or Environmental Claim under the terms of this Agreement, such diligence shall be conducted using the resources and personnel of Investor, provided however that Company, at its expense, shall reasonably cooperate with Investor’s due diligence investigations including without limitation and without cost to Investor making Company personnel available for interviews conducted pursuant to due diligence activities, answering information requests, making records available for review, and providing representatives to accompany Investor during due diligence inspections of Contributed Assets.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Parties in Interest; Assignment

.  This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and the other Persons entitled to indemnification under the terms of Article VI and their respective successors, assigns and legal representatives.  Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of each of the other Party hereto.

SECTION 8.2 No Third Party Beneficiaries

.  Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and the other Persons who are entitled to indemnification under the terms of Article VI, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 8.3 Notices

.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or electronic mail transmission, or by certified or registered mail, postage prepaid and return receipt requested.  Notices shall be deemed to have been given upon delivery, if delivered by hand, three days after mailing, if mailed, and upon receipt of an appropriate electronic confirmation, if delivered by facsimile or electronic mail transmission.  Notices shall be delivered to the parties at the addresses set forth below:

If to the Company:

PDC Mountaineer, LLC

120 Genesis

Bridgeport WV 26330

Attention:  Dewey W. Gerdom

Phone:  304.842.3597

Fax:  304.842.0913

with copies to (which shall not constitute notice to the Company):

LR-Mountaineer Holdings, L.P.

Heritage Plaza

Suite 4600

1111 Bagby St

Houston, TX  77002

Attention:  Will Franklin

Phone:  713-292-9501

Fax:  713-292-9551

and to:

Petroleum Development Corporation

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Attention:  Gysle R. Shellum

Phone: 303.860.5600

Fax: 303.831.3988

If to Investor:

LR-Mountaineer Holdings, L.P.

c/o Lime Rock Management LP

274 Riverside Ave., 2nd Floor

Westport, CT 06880

Houston, TX  77002

Attention:  Kris Agarwal

Phone:  203.293.2785

Fax:  203.429.2785

with a copy to (which shall not constitute notice to the Investor):

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas  77010

Attention:  Edward Rhyne

Phone:  713-651-8334

Fax:   713-651-5246

If to the Contributor:

Petroleum Development Corporation

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Phone: 303.860.5600

Fax: 303.831.3988

with copies to (which shall not constitute notice to the Contributor):

Petroleum Development Corporation

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Attention:  Daniel W. Amidon

Phone: 303.860.5600

Fax: 303.831.3988

and to:

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002

Attention: Hugh Tucker

   Paul F. Perea

Phone: 713.229.1674

Fax: 713.229.7774

Any Party may from time to time change its address or designee for notification purposes by giving the other parties prior notice in the matter specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.

SECTION 8.4 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, and other such Taxes (“Transfer Taxes”) incurred in connection with contribution of the Contributed Assets hereunder shall be paid by the Company.

(b) If after the Closing Date, the Company or Subsidiary receives a refund of any Tax attributable to the Pre-Closing Tax Period, the Company shall pay to Contributor within a reasonable period after such receipt an amount equal to such refund (or so much of such refund as relates solely to the Pre-Closing Tax Period determined in accordance with applicable principles of Section 6.1(c)).

(c) With respect to each tax partnership listed on Schedule 4.6(f) that does not have an election described in Section 754 of the Code in effect for its taxable year that includes the date hereof, Contributor shall cause, or assist the Company in causing, each such tax partnership to make such election to be effective for the taxable year that includes the date hereof.

SECTION 8.5 Amendment; Waivers

.  This Agreement may be amended only by a written instrument duly executed and delivered on behalf of all of the parties.  Compliance with any term or provision hereof may be waived only by a written instrument executed by each Party entitled to the benefits of the same.  No failure to exercise any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

SECTION 8.6 Severability

.  In the event that any one or more of the terms or provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality or enforceability of all the other terms and provisions of this Agreement shall not be affected.

SECTION 8.7 Headings

.  The Article and Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not limit, extend or otherwise affect the meaning or interpretation of the terms and provisions of this Agreement.

SECTION 8.8 Rules of Construction

.  In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number, as the context may require.  All references herein to dollar amounts are in United States dollars.  The terms “herein,” “hereunder,” “hereto” and similar terms refer to this Agreement generally and not to any one Article or Section of this Agreement, unless the context otherwise requires.  The terms “include” and “including” shall mean include or including, as the case may be, without limiting the generality of the description preceding such term.  THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

SECTION 8.9 Entire Agreement

.  This Agreement (including the Exhibits and Schedules hereto), together with the other Contribution Documents and other documents referred to therein, constitute the entire agreement and understanding between the parties with respect to the Contribution Transactions and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof and thereof.

SECTION 8.10 Choice of Law and Consent to Jurisdiction

.  This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware, except with respect to the matters regarding rights and interests in the Oil and Gas Properties which shall be governed by the laws of the State of Texas, in each case without regard to principles of conflicts of law.

Each Party hereby consents to submit to the exclusive jurisdiction and venue of the courts of Dallas County, Texas and of the United States of America located in Dallas County, Texas for any actions, suits or proceedings arising out of or relating to this Agreement.

SECTION 8.11 Availability of Equitable Relief

.  Each of the parties hereto recognizes that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury.  In order to prevent such irreparable injury, the arbitrators selected pursuant to the Dispute Resolution Procedures shall have the power to grant temporary or permanent injunctive or other equitable relief.  Notwithstanding Section 8.11, prior to the appointment of the arbitrators, a Party hereto may seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if the procedures for dispute resolution have not already been commenced) simultaneously commence the procedures for dispute resolution in compliance with the Dispute Resolution Procedures.  Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators.

SECTION 8.12 Rules of Drafting

.  Each of the parties acknowledges that it has been represented, or has been advised of its right to be represented, by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

SECTION 8.13 Counterparts

.  This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

SECTION 8.14 Investor Rights to Enforce Terms

.  Notwithstanding anything to the contrary in this Agreement, Investor shall have the exclusive power and authority and right to enforce the terms of this Agreement on behalf of the Company, with or without the consent of Contributor in its capacity as a Member of the Company (as defined in the LLC Agreement) and without regard to the interests of Contributor; provided, however, this provision shall not apply to the Company exercising its rights under Section 7.7(e).

SECTION 8.15 Schedules

.  Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included.

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

PDC MOUNTAINEER, LLC

By: /s/ Gysle R. Shellum
Name: Gysle R. Shellum
Title:  Manager

By: /s/ J. William Franklin, Jr.
Name: J. William Franklin, Jr.
Title:  Manager

CONTRIBUTOR:

PETROLEUM DEVELOPMENT CORPORATION

By: /s/ Gysle R. Shellum
Name: Gysle R. Shellum
Title:  Chief Financial Officer

INVESTOR:

LR-MOUNTAINEER HOLDINGS, L.P.

By:           Lime Rock Partners GP V, L.P.,
its General Partner

By:           LRP GP V, Inc., its General Partner

By: /s/ J. William Franklin, Jr.                                                      Name:  J. William Franklin, Jr.
Title:   Authorized Signatory

APPENDIX A

DEFINITIONS

For purposes of this Agreement, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Contributor Knowledge Personnel” means Jim Schaff, Dewey Gerdom, Inge Lockwood, and Barton Brookman.

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award, Tax or judgment incurred or suffered by any indemnified party arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, incidental damages, lost profits, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity and consequential, exemplary, punitive or other speculative damages owed to any third party by the Indemnitee; provided, however, that the Company shall not be entitled to indemnification under Section 6.1 for, and “Damages” shall not include, (i) any consequential damages (including lost profits included therein) or any punitive damages (other than consequential, punitive or other speculative damages suffered by Persons other than Indemnitee), (ii) any Taxes that may be assessed on payments made under this Article VI or any Tax benefits to which the indemnified party may be entitled, and (iii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any indemnified party after the Closing Date.

“Defect Claim Date” means one hundred and eighty (180) days following the Closing Date, or as extended pursuant to Section 3.4(a).

“Encumbrance” means any lien, charge or encumbrance.

“Environmental Condition” means any pollution, contamination, degradation, damage or injury to the environment or human health caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any “Hazardous Materials.”

“Environmental Defect” means (A) any violation of, or condition or circumstance giving rise to Environmental Liability under, any Environmental Law (i) on or relating to any of the Contributed Assets, or (ii) which arises from the ownership of the Leases, or any record keeping, construction, maintenance, repair or operation with respect thereto, and is binding on the owner of the Contributed Assets; or any condition or circumstance with respect to (i) any of the Contributed Assets or (ii) the ownership, record keeping, construction, maintenance, repair or operation with respect thereto, which (without notice or the lapse of time or both, in each case) could result in or give rise to an Environmental Liability binding on the owner or operator of the Contributed Assets and (B) any breach of the representations and warranties in Section 4.7

“Environmental Laws” means all applicable laws, regulations, enforceable requirements that have the effect of law, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Authority pertaining to the protection of human health or the environment as of the Effective Date.

“Environmental Liability” means any and all liabilities, responsibilities, claims, suits, damages, costs (including remedial, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (a) pursuant to any agreement, order, notice or  responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (b) pursuant to any claim by a Governmental Authority or other person for personal injury or property damage as a result of an Environmental Defect, damage to natural resources, Remediation or payment or reimbursement of Remediation costs incurred or expended by a Governmental Authority or person pursuant to common law or statute.

“Environmental Permits” means any permits, licenses, authorizations, registrations, consents or approvals granted or issued by any Governmental Authority under applicable Environmental Laws.

“Governmental Authority” means any nation or government, any state, city, municipality or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Material” means pollutant, contaminant, material, or substance that is regulated under any Environmental Law.

“Hydrocarbon Revenues” means (i) proceeds from the sale of Hydrocarbons produced from or attributable to the Contributed Assets (less any (A) royalties, overriding royalties net profits interests and other similar burdens payable out of the production of Hydrocarbons from the Contributed Assets, (B) costs of gathering, processing, insurance and transportation paid in connection with a sale which are not included in Property Costs, and (C) Taxes paid in connection with a sale which are not included in Property Costs); and (ii) any other proceeds received and attributable to the Contributed Assets.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances produced therewith, extracted, separated, processed and produced therefrom.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Liability” means, with respect to any person, any duty, liability, Tax, or obligation of such person of any kind, known or unknown, whether vested, absolute or contingent, matured or unmatured, asserted or unasserted, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due, and whether contractual, statutory or otherwise.

“Marcellus Acreage” means the undeveloped fee or mineral interests covering the Marcellus Shale Formation as set forth on Exhibit A-1.

“Marcellus Acreage Leases” means those Leases covering Marcellus Acreage.

“Net Mineral Acres” means the product of the net acres in each Marcellus Acreage Lease multiplied by Contributor’s working interest in such Marcellus Acreage Lease, as set forth on Exhibit A-1.

“Permits” means all written permits, licenses, and governmental authorizations, registrations and approvals required in connection with the ownership or operation of the Contributed Assets.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any to her form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee),m corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.

 “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) the portion of any Straddle Period that ends on the Closing Date.

“Proceeding” means any action, suit, claim, investigation, review or other proceeding, at law or in equity, before any Governmental Authority or any arbitrator, board of arbitration or similar entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, dumping or disposing of any Hazardous Material into the environment.

“Remediate,” “Remediation,” or “Remedial Action” means the removal, abatement, response, investigative, cleanup and/or monitoring activities undertaken to address any Environmental Conditions, or a Release of Hazardous Materials, any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems.

“Royalty Litigation” means that litigation identified as items numbered 1 and 2 on Schedule 4.5.

“Special PDC Withdrawal” has the meaning given such term in the LLC Agreement.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, county, local, or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real property, personal property, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, lease, or other taxes or other charges imposed by or on behalf or payable to any Governmental Authority, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed); (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations §1.1502-6 (or any similar state, local or foreign Law); (iii) any liability for the payment of any item described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (iv) any successor liability for the payment of any item described in clauses (i), (ii) or (iii) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Return” means any and all reports, returns, declarations, statements, forms, or other information required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other similar matter (including a discrepancy in net revenue interest or working interest) that, if not cured, causes Contributor not to have Defensible Title in and to the Unit, Well or Lease, as applicable, as of the Closing Date.  Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)           defects based solely on (i) lack of information in Contributor’s files and/or the temporary unavailability of information from regulatory agencies; (ii) references to a document(s) if such document(s) is not in Contributor’s files; or (iii) Tax assessment, Tax payment records or similar records (or the absence of such records); and

(ii)           defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any Oil and Gas Property held by production, or lands pooled, communitized or unitized therewith, except to the extent of  a third party claim for termination.

“Treasury Regulation” means temporary and final regulations promulgated under the Code by the United States Department of the Treasury, as amended (including any corresponding provisions of succeeding regulations).

Each of the terms below has the meaning set forth in the provision of this Agreement identified opposite such term in the following table:

Defined Term	Section
Adjustment Amount	Section 7.5
Adjustment Period	Section 7.5
Agreed Value	Section 3.4(f)
Agreement	Preamble
Allocated Value	Section 3.4(f)
Area	Schedule 1.1
Assumed Liabilities	Section 1.2
Claim	Section 6.3
Closing	Section 2.1
Closing Date	Section 2.1
Code	Section 3.4(f)
Company	Preamble
Consideration	Section 1.6
Contracts	Section 1.1(d)
Contributed Assets	Section 1.1
Contribution Documents	Section 4.1
Contribution Transactions	Section 4.1
Contributor	Preamble
Cure Date	Section 3.4(b)
Deductible	Section 6.4(b)(ii)
Defensible Title	Section 3.2
Effective Date	Section 1.1
Environmental Defect Amount	Section 3.4(c)
Environmental Defect Arbitrator	Section 3.4(e)(i)
Environmental Defect Notice	Section 3.4(a)
Environmental Defect Property	Section 3.4(b)
Environmental Laws	Section 4.7(c)
Equipment	Section 1.1(e)
Gathering Systems	Section 1.1(c)
Hedges	Section 1.1(d)
Indemnitee	Section 6.3(a)
Indemnitor	Section 6.3(a)
Indemnity Cap	Section 6.4(b)(iii)
Indemnity Claim Date	Section 6.4(a)
Individual Claim Threshold	Section 6.4(b)(i)
Investor	Preamble
Leases	Section 1.1(a)
LLC Agreement	Recitals
Membership Interest	Section 1.1(j)
Net revenue interest	Section 3.2(a)
NORM	Section 4.7(b)
Notice	Section 6.3(a)
Oil and Gas Properties	Section 1.1(c)
Party	Preamble
PDC Operator Contracts	Section 1.1(d)
Permitted Encumbrances	Section 3.3
Phase I Investigation	Section 7.7(a)
Phase II Assessment	Section 7.7(b)
Preferential Rights	Section 7.3(c)
Property Tax	Section 6.1(c)(i)
Retained Assets	Section 1.3
Retained Liabilities	Section 1.2
Subsidiary	Section 1.1(i)
Title Defect Amount	Section 3.4(c)
Title Defect Arbitrator	Section 3.4(e)(i)
Title Defect Credit	Section 3.4(c)(ii)
Title Defect Notice	Section 3.4(a)
Title Defect Property	Section 3.4(b)
Transfer Taxes	Section 8.5(a)
Transition Contracts	Section 1.1(d)
Transition Rights	Section 1.1(g)
Typical OG Materials	Section 4.7(b)
Units	Section 1.1(b)
Wells	Section 1.1(a)